EXHIBIT 99.2

Keystone Property Trust Announces Fourth Quarter and Full Year 2003 Results

WEST CONSHOHOCKEN, PENNSYLVANIA, JANUARY 27, 2004 – Keystone Property Trust (NYSE: KTR) today announced its financial results for the fourth quarter and year ended December 31, 2003.

For the three month period ended December 31, 2003, the Company reported Funds From Operations (“FFO”) of $14.0 million, or $0.41 per diluted share, as compared to $9.3 million, or $0.30 per diluted share for the same quarter in 2002, representing an 50.5% increase in aggregate FFO and a 36.7% increase in FFO per diluted share. FFO for the year ended December 31, 2003 was $48.3 million or $1.49 per diluted share, as compared to $15.4 million, or $0.49 per diluted share, for the same period last year, an increase of 213.6% in aggregate FFO and an increase of 204.1% in FFO per diluted share. FFO for the year ended December 31, 2002 included an impairment charge of $31.6 million, which was not added back to net income to calculate FFO in accordance with recent NAREIT and SEC guidance.

For the three month period ended December 31, 2003, net income allocated to common shareholders was $4.3 million, or $0.16 per diluted share, as compared to $1.9 million, or $0.09 per diluted share for the year ended December 31, 2002, representing a 126.3% increase in aggregate net income and a 77.8% increase in earnings per share. Net income for the year ended December 31, 2003 was $16.7 million, or $0.73 per diluted share, as compared to a net loss of $11.4 million, or $0.59 per diluted share, reported at December 31, 2002, representing a $28.1 million increase in aggregate net income.

Excluding gains and losses from property sales, earnings per share for the three month period ended December 31, 2003 was $0.16 per diluted share, a 45.5% increase from $0.11 per diluted share for the same quarter in 2002. Excluding gains and losses from property sales and provisions for asset impairments, earnings per share for the year ended December 31, 2003 was $0.61 per diluted share, a 4.7% decrease from $0.64 per diluted share for the year ended December 31, 2002.

2003 Highlights

•	Acquired approximately $427 million of industrial properties totaling 10.1 million square feet and acquired approximately 143 acres of land during the year.

•	Achieved portfolio physical occupancy of 92.1% versus 93.0% at year-end 2002.

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

•	Leased 7.5 million square feet during the year comprised of 2.9 million square feet of renewals and 4.6 million square feet of new leases, resulting in tenant retention of 48.7% for the year.

•	Same-Store net operating income for the total portfolio declined 1.4% and 2.6% on a Cash and GAAP basis, respectively.

•	Rental rates in our portfolio for the year decreased 2.7% and 3.3% on a Cash and GAAP basis, respectively.

•	Contributed $90 million of properties and acquired an additional $75 million of properties to a new $210 million joint venture with the AFL-CIO Building Investment Trust.

•	Signed two build-to-suit projects – 772,000 square feet for Home Depot in Cranbury, NJ where construction has begun and 211,535 square feet for KIA Motors America, Inc. in Allentown, PA, representing a total investment of $49 million when completed.

•	Completed a 523,295 square foot distribution facility, the Company’s first fee build-to-suit project, in Hazleton, PA.

•	Issued approximately 2.8 million shares of Cumulative Redeemable Preferred Stock, resulting in gross proceeds of $69 million.

•	Expanded existing unsecured credit facility (“Credit Facility”) from $125 million to $185 million. The Credit Facility matures in December 2004 and can be extended through December 2005 at the Company’s option.

•	Closed on a $75 million unsecured term loan with a five-year term. The proceeds of the financing were utilized to pay down our Credit Facility.

•	Increased dividend on common shares to $0.33 per quarter, representing a 1.5% increase.

Jeffrey E. Kelter, President & CEO of Keystone, commenting on the Company’s 2003 results, stated,

“I’m very pleased with the performance we delivered during the year and I think the platform we have established is now in place to deliver consistent results going forward. At the beginning of this year, I stated that our goal was to deliver shareholder value via a focused strategy, an easily understood operating model and demonstrated financial performance. I believe we achieved this goal in 2003. We delivered a 39.8% total return, which when combined with the 41.3% total return in 2002 is equal to nearly 100% over the past 2 years on a compound basis. This total return performance was delivered during a period in which we completed more than $900 million in transactions. To put this figure in context it’s important to note that we began the period with only $827 million in total assets on our balance sheet.

Keystone had a very strong year in 2003 on the investment front, completing 10.1 million square feet in acquisitions totaling approximately $427 million. Our in-service portfolio went from 93 properties to 135, and the square footage of our portfolio increased from 19.9 million square feet to 30.1 million square feet. Importantly, during the year, we increased our presence in our primary markets - New Jersey by 40% to 9.2 million square feet, Pennsylvania by 60% to 10.6 million square feet and Indianapolis by 70.0%

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

to 4.4 million square feet, as well as opened up a new market in Miami with a 1.7 million square feet transaction.

On the development front, we were similarly active. We announced build-to-suit deals for Home Depot and KIA that along with speculative projects recently completed or under construction total 2.9 million square feet of development, 34.2% of which is leased. In total, we invested approximately $552 million in acquisition and development activity with an average projected initial yield of 9.5%.”

Fourth Quarter 2003 Highlights

•	Acquired $183.3 million of properties totaling 4.0 million square feet.

•	Leased 1.9 million square feet, including 1.2 million square feet of new deals and approximately 700,000 square feet of renewals, resulting in a retention rate of 45.1% for the quarter.

•	Same-Store net operating income during the quarter decreased 0.1% on a Cash basis and 2.7% on a GAAP basis.

•	Rental rates during the quarter decreased 2.6% and 4.2% on a Cash and GAAP basis, respectively.

•	Sold 4.0 million common shares at a price of $19.60 per share before the underwriters’ discount.

Operating Results/Leasing Activity

For the quarter ended December 31, 2003, consolidated same-store net operating income decreased 0.1% and 2.7% on a Cash and GAAP basis, respectively. Economic occupancy for the consolidated same-store portfolio was 92.1%, a 20 basis point decrease from 92.3% in the fourth quarter of 2002.

In the quarter, leasing activity totaled 1.9 million square feet consisting of 1.2 million square feet of new leases and approximately 700,000 square feet of renewals, which resulted in tenant retention for the quarter of 45.1%. Rents for the quarter decreased 2.6% on a Cash basis and 4.2% on a GAAP basis.

For the twelve months ended December 31, 2003, consolidated same-store net operating income decreased 1.4% and 2.6% on a Cash and GAAP basis, respectively. Economic occupancy for the consolidated same-store portfolio was 91.2%, a 190 basis point decrease from 93.1% at year-end 2002.

For the year, leasing activity totaled 7.5 million square feet consisting of 2.9 million square feet of renewals and 4.6 million square feet of new leases, resulting in tenant retention for the year of 48.7%. Rents for the year decreased 2.7% on a Cash basis and 3.3% on a GAAP basis.

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Acquisition Activity

During the fourth quarter, the Company closed four acquisitions totaling 4.0 million square feet for an investment of $183 million.

During the fourth quarter, Keystone acquired a 1.7 million square foot industrial portfolio in Miami, FL known as International Corporate Park (“ICP”) for $114.4 million excluding closing costs and including $67.6 million of assumed debt. The portfolio is comprised of 13 modern warehouse/distribution buildings that were built between 1996 and 2002 and is over 97% leased. ICP is located in the Airport West submarket of the Miami-Dade County industrial corridor within 2 miles of the Miami Airport and 5 miles from the Port of Miami and downtown.

Also during the quarter, Keystone acquired a 677,548 square foot distribution center in Harrisburg, PA for approximately $21.5 million. With this acquisition, Keystone owns almost 10.6 million square feet of bulk distribution assets in Pennsylvania.

During the fourth quarter, Keystone acquired its development partners’ 50% interest in 700 Airtech Parkway, a 799,344 square foot distribution center in Plainfield, IN for approximately $13.2 million.

Also during the fourth quarter, the Company acquired, in conjunction with the AFL-CIO Building Investment Trust (the “BIT”), an 822,500 square foot distribution center in Allentown, PA for approximately $34.2 million.

Development Activity

In Central New Jersey, Keystone began construction on a 772,000 square foot distribution center for Home Depot USA, Inc. The initial term of the lease will be for 12 years, and the Company will retain ownership of the asset. Occupancy is scheduled for the fourth quarter of 2004. The project costs are estimated to be approximately $40 million.

During the quarter, Keystone reached an agreement to develop a parts distribution and training center for KIA Motors America, Inc. (“KIA”) in the Company’s Westpark Business Center in Allentown, PA. KIA will lease 211,535 square feet out of a total of 265,535 square feet to be built. Keystone will retain ownership of the asset. Construction is expected to begin in the first quarter of 2004 with occupancy scheduled for the end of the year.

Keystone recently completed construction with its development partner of 381 Airtech Parkway, an 813,054 square foot speculative distribution center in Plainfield, IN. In addition, Keystone started construction of Phase II (500,000 square feet) of the Cranbury East Project at Exit 8A in Central New Jersey. Cranbury East Phase II is slated for completion in the second quarter of 2004.

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Earnings Guidance for Full Year 2004 and Initial Guidance for 2005

For 2004, the Company is expecting an FFO range of $1.62 to $1.74 per diluted share. For the first quarter of 2004, the Company is expecting a range of $0.37 to $0.39 per diluted share. For full year 2005, initial guidance is for a range of $1.80 to $1.90 per diluted share.

The Company expects modest improvement in industrial market conditions throughout the first half of 2004 leading to stronger fundamentals and better operating conditions in the second half of 2004 and continuing into 2005. More specifically, the Company’s projected results in 2004 are based upon numerous assumptions and estimates, including the following:

-	Direct acquisitions of $175 million to $225 million invested evenly throughout the year at combined initial yields of 8.5% to 9.5%;

-	Equity contributions to joint ventures of $10 million to $20 million representing approximately $150 million of gross investments invested evenly throughout the year;

-	Development expenditures of approximately $65 million with $100 million of properties stabilizing during the second half of the year at combined initial yields of 9.5% to 10.5%;

-	Portfolio occupancy increasingly gradually throughout the year from 92% today to a range of 93% to 94% by year end;

-	Rent changes on renewals and rollover declining 0 to 2%;

-	Same Store net operating income increasing 0 to 2% on a cash basis;

-	Ancillary income including termination income of $2.5 million to $3.0 million weighted toward the second half of the year.

The Company’s assumptions and estimates for 2005 are the same, with the exception of occupancy, which is expected to further increase 100 basis points to a range of 94% to 95%, and same store results that are expected to increase by 2-4% over 2004. Projections for 2005 also reflect a full-year contribution of developments stabilized during the second half of 2004.

Commenting on the guidance, Mr. Kelter added,

“Our FFO per share has been adversely impacted by our 3-year portfolio repositioning effort, which was undertaken to increase long-term net asset value and came at the expense of near-term FFO growth. With this redeployment now complete, we saw improvement in FFO in the fourth quarter, and the midpoint of our diluted FFO per share guidance for 2004 represents growth of approximately 13% year over year. The midpoint of our 2005 range represents growth of nearly 25% over 2003, which we believe is achievable if we are in fact in the early stages of a broader economic recovery.”

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Conference Call

The Company will hold an investor/analyst conference call tomorrow, January 28, 2004, beginning at 11:00 a.m. Eastern Time. The conference call may be joined by dialing (800) 289-0437, confirmation code 371528. A replay of the conference call will be available through February 11, 2004 until 8 p.m. Eastern Time. The telephone number for the replay is (719) 457-0820, confirmation code 371528. The conference call can also be accessed through our company website at www.keystoneproperty.com under “Investor Relations.” Additional information about Keystone’s quarterly results can be accessed in our supplemental package, which is also posted under “Investor Relations.”

During the conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of non-GAAP financial measures and the comparable GAAP financial measures can be found in the release or the Company’s quarterly supplemental package.

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 141 properties, including properties under development, aggregating 33 million square feet in the Eastern half of the United States. For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K and quarterly reports on Form 10-Q.

CONTACT:	Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)
MEDIA CONTACT:	Michael Beckerman (Phone: 908-781-6420, send email to Michael@beckermanpr.com)

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Financial Summary for the Quarter and Year Ended December 31, 2003 and 2002
(in thousands, except for shares, ratios and per share data)

	For the three months ended
	December 31,		For the year ended
	(unaudited)		December 31,

	2003	2002	2003	2002

REVENUE:
Rents	$22,576	$19,773	$76,427	$83,067
Reimbursement revenue and other income	4,408	3,451	15,125	13,434

Total revenue	26,984	23,224	91,552	96,501

OPERATING EXPENSES:
Property operating expenses	1,562	2,192	5,083	7,739
Real estate taxes	2,658	2,542	9,536	9,989
General and administrative	3,773	3,109	11,449	10,024
Depreciation and amortization	6,740	4,404	22,512	19,978
Provision for asset impairment	—	—	—	30,200

Total operating expenses	14,733	12,247	48,580	77,930

Income (loss) before equity in income from equity method investments, gains (losses) on sales of assets, interest expense, distributions to preferred unitholders, minority interest of unitholders in Operating Partnership and discontinued operations	12,251	10,977	42,972	18,571
Equity in income from equity method investments	1,260	316	5,746	899
Gains (losses) on sales of assets	—	(697)	3,221	(1,122)
Interest expense	5,267	6,607	19,304	25,115

Income (loss) before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership and discontinued operations	8,244	3,989	32,635	(6,767)
Distributions to preferred unitholders	(1,268)	(1,268)	(5,072)	(5,585)
Minority interest of unitholders in Operating Partnership	(877)	(495)	(4,040)	3,492

Income (loss) from continuing operations	6,099	2,226	23,523	(8,860)
Discontinued operations:
Income from discontinued operations	—	—	—	1,723
Provision for asset impairment	—	—	—	(1,400)
Gain on disposition of discontinued operations	—	—	—	871
Minority interest disposition	—	—	—	(294)

	—	—	—	900

NET INCOME (LOSS)	6,099	2,226	23,523	(7,960)
NET INCOME ALLOCATED TO PREFERRED SHAREHOLDERS	(1,840)	(366)	(6,820)	(3,449)

NET INCOME (LOSS) ALLOCATED TO COMMON SHAREHOLDERS	$4,259	$1,860	$16,703	$(11,409)

EARNINGS PER COMMON SHARE - BASIC:
Income (loss) from continuing operations	$0.17	$0.09	$0.75	$(0.64)
Discontinued operations	—	—	—	0.05
Dividends on unvested restricted shares	(0.01)	—	(0.01)	—

Income (loss) per Common Share - Basic	$0.16	$0.09	$0.74	$(0.59)

WEIGHTED AVERAGE COMMON SHARES - BASIC	24,195,722	21,313,553	22,088,708	19,467,656

EARNINGS PER COMMON SHARE - DILUTED:
Income (loss) from continuing operations	$0.17	$0.09	$0.74	$(0.64)
Discontinued operations	—	—	—	0.05
Dividends on unvested restricted shares	(0.01)	—	(0.01)	—

Income (loss) per Common Share - Diluted	$0.16	$0.09	$0.73	$(0.59)

WEIGHTED AVERAGE COMMON SHARES - DILUTED	29,980,499	27,199,688	27,943,101	25,642,973

	As of:

	December 31,	December 31,
	2003	2002

BALANCE SHEET DATA:
Real estate investments, before accumulated depreciation	$1,024,050	$677,127
Total assets	1,023,225	671,654
Total debt	533,717	325,796
Total liabilities	565,754	346,021
Minority interest in Operating Partnership	35,715	31,658
Convertible preferred units	52,892	52,892
Stockholders’ equity	368,864	241,083

200 Four Falls Suite 208, West Conshohocken, PA 19428
Phone: 484 530.1800 Fax: 484 530.0130
Internet: www.keystoneproperty.com

Financial Summary for the Quarter and Year Ended December 31, 2003 and 2002
(in thousands, except for shares, ratios and per share data)

	For the three months ended
	December 31,		For the year ended
	(unaudited)		December 31,

	2003	2002	2003	2002 (3)

FUNDS FROM OPERATIONS (1):
Net Income (Loss) Allocated to Common Shareholders	$4,259	$1,860	$16,703	$(11,409)
Income allocated to preferred shareholders	1,840	366	6,820	3,038
Redeemable preferred stock dividend	(1,574)	—	(5,457)	—
Minority interest of unitholders in operating partnership	877	495	4,040	(3,492)
Minority Interest of discontinued operations	—	—	—	294
Distributions to preferred unitholders	1,268	1,268	5,072	5,585
(Gains) losses on sales of assets and gain on disposition of discontinued operations	—	697	(3,221)	251
Depreciation and amortization related to real estate	6,740	4,404	22,512	20,367
Depreciation and amortization related to joint ventures	633	231	1,832	781

Funds from operations	$14,043	$9,321	$48,301	$15,415

Basic FFO per share	$0.41	$0.30	$1.49	$0.49

Diluted FFO per share	$0.41	$0.30	$1.49	$0.49

Diluted weighted average shares and units (2)	34,298,423	31,436,456	32,329,022	31,252,430

Dividend paid per common share	$0.330	$0.325	$1.310	$1.290

FFO dividend payout ratio	80.5%	108.3%	87.9%	263.3%

(1)  The Company uses Funds from Operations (“FFO”) as a non-GAAP performance measure in addition to net income determined in accordance with GAAP. FFO is a widely used measurement by investors for evaluating the operating performance of an equity REIT. Management believes the use of FFO as a performance measure allows investors and management to compare the Company’s results to the results of other REITs. However, the Company’s FFO is computed in accordance with the standards established by National Association of Real Estate Investment Trusts (“NAREIT”) and as a result may not necessarily be comparable to similarly titled measures of operating performance for other REITs which do not compute FFO in accordance with the NAREIT definition which is described below.

Management believes that FFO is a useful disclosure as a non-GAAP performance measure as historical cost accounting for real estate assets, as required in accordance with GAAP, implicitly assumes that the value of real estate assets diminishes predictably over time as reflected through depreciation and amortization expenses. The Company believes that the value of real estate assets does not diminish predictably over time, as is assumed in GAAP accounting, and instead fluctuates due to market and other conditions. Accordingly, the Company believes FFO provide investors with useful supplemental information about the Company’s operating performance because it excludes real estate depreciation and amortization expense and also gains and losses from the sale of depreciated real estate assets. However, FFO does not represent cash generated from operating activities in accordance with GAAP and it also does not consider the costs associated with capital expenditures related to the Company’s real estate assets. Also it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (as determined in accordance with GAAP) as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

NAREIT defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Since 2000, NAREIT has clarified the definition of FFO to include non-recurring events (except for those that are defined as “extraordinary items” or cumulative effects of accounting changes under GAAP) and the results of discontinued operations. In September, 2003, NAREIT further clarified its FFO definition to exclude the addback of asset impairment charges in order to compute FFO. The Company presents FFO in accordance with the NAREIT definition and has presented FFO on a consistent basis for all periods presented.

(2)  Diluted weighted average shares for 2003 and 2002, as shown above, include convertible preferred shares and all common and preferred units in the Operating Partnership, each on an as-converted basis.

(3)  A $31.6 million asset impairment charge was not added back to net income to compute FFO in 2002 in accordance with recent NAREIT and SEC guidance.

200 Four Falls Suite 208, West Conshohocken, PA 19428
Phone: 484 530.1800 Fax: 484 530.0130
Internet: www.keystoneproperty.com